Exhibit 99.1

CONTACT:	Lewis J. Derbes, Jr. Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES INCREASES DIVIDEND AND STOCK REPURCHASE PROGRAM

NEW ORLEANS, LA June 28, 2011 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that its Board of Directors increased the annual cash dividend on its Class A and Class B Common Stock by 17% to $0.14 per share, compared to the previous $0.12 per share, which would be paid quarterly at a rate of $0.035 per share. In addition, the Board declared today a quarterly cash dividend of $0.035 per share. The dividend is payable on July 28, 2011 to holders of record of Class A and Class B Common Stock as of the close of business on July 14, 2011. Thomas M. Kitchen, President and Chief Executive Officer, said, “The Board’s decision to increase the cash dividend reflects its continued confidence in our solid balance sheet and our ability to generate strong cash flow.” It is the Board’s intention to periodically re-evaluate the Company’s dividend policy for potential increases in the future. The declaration of quarterly dividends is at the discretion of the Board of Directors and will depend on the Company’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.
Also today, the Company announced that its Board of Directors has increased the Company’s $75 million stock repurchase program by $25 million to $100 million. This increases the Company’s current capacity under its stock repurchase program to $36.9 million.
The Company has approximately 91.1 million common shares outstanding, of which approximately 87.5 million are Class A shares and 3.6 million are Class B shares. The repurchases will be limited to the Company’s Class A common stock and will be made in the open market or in privately negotiated transactions at such times and in such amounts as management deems appropriate, depending upon market conditions and other factors.
Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 217 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.